Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated May 30, 2025

Relating to Preliminary Prospectus issued April 22, 2025

Registration Statement No. 333-283772

Bally’s Chicago, Inc.

This free writing prospectus relates to the initial public offering of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests of Bally’s Chicago, Inc. (“Bally’s Chicago”). Bally’s Chicago has filed a Registration Statement on Form S-1 (File No. 333-283772) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement and a copy of the most recent preliminary prospectus relating to this offering may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1935799/000110465925037557/tm2310971-35_s1a.htm

References to “Bally’s Chicago,” “we,” “us,” and “our” are used in the manner described in the preliminary prospectus relating to this offering.

On May 28, 2025 and May 29, 2025, Bally’s Chicago distributed messages related to Bally’s Chicago’s business and proposed initial public offering to prospective investors. Copies of these messages are attached as Appendix A and Appendix B, respectively.

Bally’s Chicago has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement and other documents Bally’s Chicago has filed with the SEC for more complete information about Bally’s Chicago and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bally’s Chicago, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following sources: Loop Capital Markets LLC at +1 (312) 913-4900 or by email at BallysChicagoIPO@loopcapital.com or standard mail at Loop Capital Markets LLC, Attn: Compliance Department, 425 South Financial Place, Suite 2700, Chicago, IL 60605 USA.

Appendix A

Dear Prospective Bally’s Chicago Investor,

We hope you are doing well.

We are writing to provide an update on the Bally’s Chicago, Inc. IPO and concurrent Private Placement.

The IPO process is on-going and Bally’s Chicago, Inc. is working diligently with the Securities and Exchange Commission. Investors who are interested in participating in the IPO or concurrent Private Placement are encouraged to continue submitting indications of interest. You may do so via the investor portal here: Bally's Chicago, Inc. Investor Portal.

If you have already indicated interest in either the IPO or concurrent Private Placement and deposited funds, please note that your funds remain securely held in your custody account and are available exclusively to you.

Additionally, if you participated in the Private Placement transaction that closed on March 12, 2025, your shares have been issued and are viewable in your online account.

Should you have any questions or need assistance, please do not hesitate to reach out.

Best Regards,

Bally’s Chicago, Inc.

Neither the SEC nor any state securities commission has approved or disapproved, or will approve or disapprove, of these securities or passed upon, or will pass upon, the adequacy or accuracy of the prospectus included in the registration statement filed with the SEC. Any representation to the contrary is a criminal offense.

A public offering of securities can be made only through a prospectus declared effective by the SEC. A registration statement, including a prospectus, relating to the proposed initial public offering has been filed with the SEC but has not yet become effective. The securities to be offered in the proposed initial public offering may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Appendix B

Dear Prospective Bally’s Chicago Investor,

It has come to our attention that some investors may be experiencing issues accessing the link to the investor portal in our prior email. Please find an updated link below to access the offering materials and proceed with indicating your interest, or completing your investment. We apologize for the confusion and appreciate your understanding. If you have any questions or encounter any further issues, please don’t hesitate to reach out to us directly.

Bally's Chicago, Inc. Investor Portal

Best Regards,

Bally’s Chicago, Inc.

Neither the SEC nor any state securities commission has approved or disapproved, or will approve or disapprove, of these securities or passed upon, or will pass upon, the adequacy or accuracy of the prospectus included in the registration statement filed with the SEC. Any representation to the contrary is a criminal offense.

A public offering of securities can be made only through a prospectus declared effective by the SEC. A registration statement, including a prospectus, relating to the proposed initial public offering has been filed with the SEC but has not yet become effective. The securities to be offered in the proposed initial public offering may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.